EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Blue Earth, Inc. of our reports dated March 3, 2014, relating to our audit of the consolidated financial statements and our audit of the Company’s internal controls over financial reporting, which appears in the Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2013.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
November 10, 2014